May 8, 2012

Bioanalytical Systems, Inc.

2710 Kent Avenue

West Lafayette, Indiana 47906

Attn: Jacqueline M. Lemke, VP Finance

Dear Ms. Lemke:

Incidental to that certain Loan Agreement. entered into by and between Bioanalytical Systems, Inc. (“Borrower”) and Regions Bank (“Bank”) dated December 18, 2007 (such Loan Agreement, as amended, hereinafter referred to collectively as the “Loan Agreement”), and subject to further conditions set forth herein, Bank hereby waives Borrower’s compliance with the Fixed Charge Coverage Ratio covenant as set forth in Section 8(b) for the period ending as of March 31, 2012.

The waiver of Borrower’s compliance with the financial covenant as set forth above constitutes a singular waiver and shall not be deemed to be or to imply Bank’s waiver of Borrower’s strict compliance with the terms and provisions of the Loan Agreement. The waiver contained herein is also subject to receipt by Bank of such additional documentation as may be required by Bank to modify the Loan Agreement and other related loan documents and to provide further security for the loans from Bank to Borrower.

The waiver granted herein shall not be deemed to create a course of conduct or obligation upon Bank to waive Borrower’s future non-compliance with any of the terms or provisions as set forth in the Loan Agreement. No delay or omission of Bank to exercise any right or power under the Loan Agreement shall impair such right or power or be construed as a waiver of any default or as an acquiescence except as expressly set forth herein. All waivers of Borrower’s noncompliance with the terms and provisions of the Loan Agreement shall not be valid unless in writing and signed by Bank, and then only to the extent specifically set forth in such writing.

Sincerely,

REGIONS BANK

By:	/s/ Michael F. Zingraf
Michael F. Zingraf, Senior Vice President